                                                                    EXHIBIT 4.10

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT, AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, PLEDGED, MORTGAGED, HYPOTHECATED OR OTHERWISE TRANSFERRED (1)WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING THESE SECURITIES OR (2) UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

                           PHOTOELECTRON CORPORATION

                              Amended and Restated
                   8% Subordinated Convertible Note Due on Demand

No. R1-1992-1                                Lexington, Massachusetts
                                             As of August 1, 1996

          For value received, PHOTOELECTRON CORPORATION, a Massachusetts corporation (the "Company"), hereby promises to pay to Mr. Peter M. Nomikos (hereinafter referred to as the "Payee"), or registered assigns, on demand, as described below, the principal sum of Seven Hundred Five Thousand Dollars ($705,000.00) in consideration of advances made by the Payee under the Convertible Note and Warrant Purchase Agreement hereinafter referred to, or such part thereof as then remains unpaid. The dates and amounts of the advances are reflected in Schedule A to this Note. The Company further agrees to pay
             ----------
interest from the date of each such advance on the principal amount of such advance remaining from time to time unpaid at the rate of eight percent (8%) per annum. Such interest shall accrue on March 31, June 30, September 30 and December 31 of each year, until the whole amount of the principal hereof remaining unpaid shall become due and payable. The Company agrees to pay interest on all overdue principal (including any overdue required redemption) and interest at a rate per annum equal to the prime or base lending rate of the First National Bank of Boston plus three percent (3%). The outstanding
                              ----
principal amount and all accrued but unpaid interest shall be repaid on demand. Subject to the holder's option (referenced below) to convert all or part of the outstanding principal balance, and all accrued but unpaid interest, to Common Stock, principal and interest shall be payable in lawful money of the United States of America, in immediately available funds, at the principal office of the Payee or at such other place as the legal holder may designate from time to time in writing to the Company. Interest shall be computed on the basis of a 360-day year.

          This Note is issued pursuant to and is entitled to the benefits of a certain Convertible Note and Purchase Agreement dated as of May 13, 1992, between the Company and Payee identified therein (as the same may be amended from time to time, the "1992 Agreement"), and each holder of this Note, by its acceptance hereof, agrees to be bound by the provisions of the 1992 Agreement, a copy of which may be inspected by

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the legal holder hereof at the principal office of the Company. As provided in the 1992 Agreement, (i) this Note is subject to prepayment as specified in the 1992 Agreement, (ii) the principal of and interest on this Note is subordinated to Senior Debt, as defined in the 1992 Agreement, and (iii) all or any portion of the outstanding principal balance under the Note, and all then accrued but unpaid interest, is convertible into Common Stock of the Company in the manner set forth in the 1992 Agreement.

          As further provided in the 1992 Agreement, upon surrender of this Note for transfer or exchange, a new Note or new Notes of the same tenor dated the date to which interest has been paid on the surrendered Note and in an aggregate principal amount equal to the unpaid principal amount of the Note so surrendered will be issued to, and registered in the name of, the transferee or transferees. The Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes.

          In case any payment herein provided for shall not be paid when due, the Company further promises to pay all costs of collection, including all reasonable attorney's fees.

          This Note shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to its law governing conflicts of law, and shall have the effect of a sealed instrument as of the date first written above.

          The Company and all endorsers and guarantors of this Note hereby waive presentment, demand, notice of nonpayment, protest and all other demands and notices in connection with the delivery, acceptance, performance or enforcement of this Note.

                                           PHOTOELECTRON CORPORATION



                                           By:/s/Peter E. Oettinger
                                              --------------------------------
                                              Peter E. Oettinger
                                              Vice President and Chief Operating
                                              Officer

Attest:

/s/William O. Flannery
-------------------------

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                                   Schedule A
                                   ----------

                          Date of Advance     Amount
                          ---------------     ------
                          January 18, 1994    $ 90,000
                          January 28, 1994      90,000
                          February 15, 1994     90,000
                          February 24, 1994     75,000
                          February 26, 1994     90,000
                            March 21, 1994      90,000
                            March 30, 1994      90,000
                            April 11, 1994      90,000

                      Total                   $705,000
                                               =======

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